Exhibit 107.1

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Atlassian Corporation

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to Be Carried Forward
Newly Registered Securities

Fees to Be Paid	Debt	5.250% Senior Notes due 2029	Rules 457(r)	$500,000,000	99.571%	$497,855,000	0.00014760	73,483.40

	Debt	5.500% Senior Notes due 2034	Rules 457(r)	$500,000,000	99.318%	$496,590,000	0.00014760	73,296.684

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$994,445,000		$146,780.084
	Total Fees Previously Paid							—
	Total Fee Offsets							—

	Net Fee Due							$146,780.084

(1)	The prospectus supplement to which this Exhibit is attached is a final prospectus supplement for the related offerings. The maximum aggregate offering price of those offerings is $994,445,000.